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                    [Letterhead of Conyers, Dill & Pearman]

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      RBX/ss/310615/d.385954                            March, 1998



    Securities and Exchange Commission
    Judiciary Plaza
    450 Fifth Street, NW
    Washington, DC 20549
    USA

    Dear Sirs,

    We have been requested by RSL Communications, Ltd. (the "Company"), a Bermuda company, to furnish our opinion in connection with the registration statement (the "Registration Statement") with respect to the registration of 1,152,715 Class A common shares in the Company, par value $.0.00457 per share (the "Shares") to be issued and sold by the Company pursuant to the exercise of the 300,000 warrants (the "Warrants") issued by the Company to investors in October, 1996 and the sale of up to 300,000 of the Shares by a certain selling shareholder.

    We have made such examinations as we have deemed necessary for the purpose of this opinion. Based upon such examinations, it is our opinion that, upon the payment for and issue of the Shares pursuant to the Warrants, the Shares will have been validly issued and will be fully paid.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement.

    Yours faithfully

/s/ Conyers Dill & Pearman